Exhibit 99.1

Euronet Worldwide Reports Second Quarter 2009 Financial Results

LEAWOOD, Kan.--(BUSINESS WIRE)--July 28, 2009--Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, today announced its second quarter 2009 financial results.

Euronet's consolidated second quarter 2009 financial highlights included:

  Revenues of $248.6 million, compared to $264.5 million for the second quarter 2008.
  Operating income of $18.0 million, compared to $17.3 million for the second quarter 2008.
  Adjusted EBITDA(1) of $33.7 million, compared to $34.6 million for the second quarter 2008.
  Net income of $15.6 million, or $0.30 diluted earnings per share, compared to net income of $5.9 million, or $0.12 diluted earnings per share, for the second quarter 2008.
  Adjusted cash earnings per share(2) of $0.30, compared to $0.32 for the second quarter 2008.
  Transactions of 378.0 million, compared to 342.4 million in the second quarter 2008.

The reconciliation of non-GAAP items is included in the attached supplemental data.

Euronet generates approximately 75% of its revenues from non-U.S. operations; therefore, the Company’s reported results can be impacted by significant changes in the value of foreign currencies relative to the U.S. dollar. Throughout the first half of 2009 there has been an improvement in the exchange rate of most foreign currencies relative to the U.S. dollar, however, when compared to the second quarter 2008, most foreign currencies declined significantly relative to the U.S. dollar. Accordingly, Euronet’s second quarter 2009 results have been significantly impacted by currency exchange rates when compared to the second quarter 2008. Applying average foreign currency exchange rates from the second quarter 2008 to the second quarter 2009 results, the Company’s second quarter 2009 revenues, operating income and adjusted EBITDA would have been higher by approximately $43.7 million, $5.0 million and $7.1 million, respectively, resulting in year-over-year improvements of 11%, 33% and 18%, respectively. This growth was driven by profit improvement in India, Poland and Germany in the EFT Processing Segment, Australia, Germany and the U.S. in the Prepaid Processing Segment and continued growth in transfers from non-U.S. locations in the Money Transfer Segment.

Segment and Other Results

The EFT Processing Segment reported the following results for the second quarter 2009:

  Revenues of $45.6 million, compared to $52.4 million for the second quarter 2008.
  Operating income of $9.8 million, compared to $9.0 million for the second quarter 2008.
  Adjusted EBITDA of $14.3 million, compared to $14.0 million for the second quarter 2008.
  Transactions of 179.3 million, compared to 168.6 million for the second quarter 2008.

The Segment’s results were significantly impacted by fluctuations in foreign currency exchange rates. Applying average foreign currency exchange rates from the second quarter 2008 to the second quarter 2009 results, second quarter 2009 revenues, operating income and adjusted EBITDA would have been higher by approximately $11.9 million, $2.4 million and $3.6 million, respectively, resulting in year-over-year improvements of 10%, 36% and 28%, respectively. Profits grew faster than revenue due to Euronet’s cost and infrastructure leverage, particularly on owned ATM networks in Poland and Germany, and on Euronet’s shared network in India – Cashnet. Compared to the second quarter 2008, transaction levels on the Cashnet network increased 165%.

The EFT Processing Segment ended the second quarter 2009 with 9,336 ATMs operated compared to 10,160 ATMs at the end of the second quarter 2008, and up 131 ATMs from the first quarter 2009. The year-over-year comparison was impacted by previously announced customer contract terminations, partially offset by expansions in owned and outsourced ATMs in several markets. As of June 30, 2009, Euronet operates ATMs primarily in Hungary, Poland, Germany, Croatia, the Czech Republic, Greece, Romania, Slovakia, Serbia, Montenegro, Ukraine, Bulgaria, India and China.

The Prepaid Processing Segment reported the following results for the second quarter 2009:

  Revenues of $145.2 million, compared to $152.6 million for the second quarter 2008.
  Operating income of $12.1 million, compared to $11.4 million for the second quarter 2008.
  Adjusted EBITDA of $15.7 million, compared to $15.6 million for the second quarter 2008.
  Transactions of 194.2 million, compared to 169.5 million for the second quarter 2008.

The Segment’s results were significantly impacted by fluctuations in foreign currency exchange rates. Applying average foreign currency exchange rates from the second quarter 2008 to the second quarter 2009 results, second quarter 2009 revenues, operating income and adjusted EBITDA would have been higher by approximately $27.7 million, $2.4 million and $2.9 million, respectively, resulting in year-over-year improvements of 13%, 27% and 19%, respectively. Profits grew faster than revenues due to Euronet’s leverage and continued success in increasing market share, primarily in Australia, Germany and the U.S.

The Prepaid Processing Segment processes electronic point-of-sale prepaid transactions at approximately 470,000 point-of-sale terminals across approximately 232,000 retailer locations in Europe, Asia-Pacific, North America and the Middle East.

The Money Transfer Segment reported the following results for the second quarter 2009:

  Revenues of $57.8 million, compared to $59.5 million for the second quarter 2008.
  Operating income of $2.7 million, compared to $2.6 million for the second quarter 2008.
  Adjusted EBITDA of $7.8 million, compared to $7.7 million for the second quarter 2008.
  Transfer transactions of 4.5 million, compared to 4.3 million for the second quarter 2008.

The Segment’s results were significantly impacted by fluctuations in foreign currency exchange rates. Applying average foreign currency exchange rates from the second quarter 2008 to the second quarter 2009 results, revenues, operating income and adjusted EBITDA would have been higher by approximately $4.1 million, $0.2 million and $0.6 million, respectively, resulting in year-over-year improvements of 4%, 12% and 9%, respectively. Profits grew faster than revenues due to the leveragability of Euronet’s cost structure, together with favorable mix. Growth in transactions and profits were driven by transfers from non-U.S. locations, partially offset by the impact of a 20% year-over-year decline in transfers from the U.S. to Mexico largely because of the weakened economy.

The Money Transfer Segment operates a network of approximately 79,200 locations serving more than 100 countries.

Corporate and other reported $6.6 million of operating expenses for the second quarter 2009, compared to $5.7 million for the second quarter 2008, due primarily to increased professional fees.

The Company’s unrestricted cash on hand was $160.5 million as of June 30, 2009 compared to $158.7 million as of March 31, 2009. Cash generated by operations was partially offset by reductions in debt of $16.9 million. The Company’s total debt was $337.2 million as of June 30, 2009, reduced from $354.1 million as of March 31, 2009.

The Company expects adjusted cash earnings per share for the third quarter 2009 to be $0.32, assuming foreign currency exchange rates remain stable through the end of the quarter.

We believe that adjusted EBITDA and adjusted cash earnings per share provide useful information to investors because they are indicators of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures, acquisitions and operations and to incur and service debt. While certain of these calculations are used to more fully describe the results of the business, others are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within the payment processing industry.

The Company’s management analyzes historical results adjusted for certain items that are non-operational and non-recurring. Management believes the exclusion of these items provides a more complete and comparable basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of these and other non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Adjusted EBITDA is defined as operating income, excluding depreciation, amortization, share-based compensation expenses and other non-operating or non-recurring items. Although depreciation and amortization charges are considered operating costs under U.S. GAAP, these expenses primarily represent non-cash current period allocations of costs associated with long-lived assets acquired in prior periods. Similarly, expense recorded for share-based compensation does not represent a current or future period cash cost.

(2) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) discontinued operations, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share.

Euronet Worldwide will host an analyst conference call on Wednesday, July 29, 2009, at 9:00 a.m. U.S. Eastern Time to discuss these results. To listen to the call via telephone, dial 888-596-2565 (USA) or +1-913-312-0852 (non-USA). The conference call will also be available via webcast at www.euronetworldwide.com. Participants should go to the Web site at least 5 minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at www.euronetworldwide.com. To dial in for the replay, the call-in number is 888-203-1112 (USA) or +1-719-457-0820 (non-USA). The replay passcode is 1111408. The call and webcast replay will be available for one month.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, mobile operators and retailers which include comprehensive ATM, POS and card outsourcing services; card issuing and merchant acquiring services; software solutions; consumer money transfer and bill payment services; and electronic distribution for prepaid mobile airtime and other prepaid products. Euronet operates and processes transactions from 42 countries.

Euronet’s global payment network is extensive — including 9,336 ATMs, approximately 51,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 26 countries; card software solutions; a prepaid processing network of approximately 470,000 point-of-sale terminals across approximately 232,000 retailer locations in 20 countries; and a consumer-to-consumer money transfer network of approximately 79,200 locations serving more than 100 countries. With corporate headquarters in Leawood, Kansas, USA, and 36 worldwide offices, Euronet serves clients in approximately 145 countries. For more information, please visit the Company’s Web site at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet’s or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company’s products and services; foreign currency exchange fluctuations; the Company’s ability to renew existing contracts at profitable rates; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its Web site.

EURONET WORLDWIDE, INC. Consolidated Statements of Operations (unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2009	2008
		(see Note)
Revenues:
EFT Processing	$45.6	$52.4
Prepaid Processing	145.2	152.6
Money Transfer	57.8	59.5
Total revenues	248.6	264.5

Operating expenses:
Direct operating costs	165.1	179.4
Salaries and benefits	31.1	33.1
Selling, general and administrative	20.9	20.1
Depreciation and amortization	13.5	14.6
Total operating expenses	230.6	247.2
Operating income	18.0	17.3

Other income (expense):
Interest income	0.9	2.1
Interest expense	(6.5)	(9.1)
Income from unconsolidated affiliates	0.5	0.2
Impairment loss on investment securities	-	(1.3)
Loss on early retirement of debt	(0.2)	(0.1)
Foreign exchange gain (loss), net	9.6	(0.4)
Total other income (expense), net	4.3	(8.6)
Income from continuing operations before income taxes	22.3	8.7

Income tax expense	(6.4)	(1.6)

Income from continuing operations	15.9	7.1

Discontinued operations, net	0.2	(0.5)

Net income	16.1	6.6
Less: Net income attributable to noncontrolling interests	(0.5)	(0.7)
Net income attributable to Euronet Worldwide, Inc.	$15.6	$5.9

Earnings (loss) per share - diluted:
Continuing operations	$0.30	$0.13
Discontinued operations	-	(0.01)
Earnings per share	$0.30	$0.12

Diluted weighted average shares outstanding	51,240,221	50,575,414

Note: Effective January 1, 2009, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB 14-1 requires the proceeds from the issuance of such convertible debt instruments to be allocated between debt and equity components so that debt is discounted to reflect the Company’s nonconvertible debt borrowing rate. The debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. As required, the Company has adjusted the Unaudited Consolidated Statements of Operations and Consolidated Condensed Balance Sheets for prior periods.

EURONET WORLDWIDE, INC. Consolidated Condensed Balance Sheets (unaudited - in millions)

	As of	As of
	June 30,	December 31,
	2009	2008
		(see Note on previous page)
ASSETS
Current assets:
Cash and cash equivalents	$160.5	$181.3
Restricted cash	112.6	131.0
Inventory - PINs and other	53.9	61.3
Trade accounts receivable, net	243.1	261.1
Other current assets, net	50.4	47.6

Total current assets	620.5	682.3

Property and equipment, net	94.7	89.5
Goodwill and acquired intangible assets, net	613.3	613.6
Other assets, net	80.2	65.2

Total assets	$1,408.7	$1,450.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$482.2	$510.0
Short-term debt obligations	49.0	73.2

Total current liabilities	531.2	583.2

Debt obligations, net of current portion	283.8	294.4
Capital lease obligations, net of current portion	4.4	6.4
Deferred income taxes	57.6	62.9
Other long-term liabilities	8.4	7.8

Total liabilities	885.4	954.7

Total equity	523.3	495.9

Total liabilities and equity	$1,408.7	$1,450.6

EURONET WORLDWIDE, INC. Reconciliation of Operating Income to Adjusted EBITDA by Segment (unaudited - in millions)

	Three months ended June 30, 2009

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating income	$9.8	$12.1	$2.7	$18.0

Add: Depreciation and amortization	4.5	3.6	5.1	13.5
Add: Share-based compensation	-	-	-	2.2

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)	$14.3	$15.7	$7.8	$33.7

	Three months ended June 30, 2008

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating income	$9.0	$11.4	$2.6	$17.3

Add: Depreciation and amortization	5.0	4.2	5.1	14.6
Add: Share-based compensation	-	-	-	2.7

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)	$14.0	$15.6	$7.7	$34.6

EURONET WORLDWIDE, INC. Reconciliation of Adjusted Cash Earnings per Share (unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2009		2008

Net income attributable to Euronet Worldwide, Inc.	$15.6		$5.9
1.625% convertible debt interest, net of tax	1.0	(1)	1.5	(1)

Income applicable for common shareholders	16.6		7.4

Discontinued operations, net of tax	(0.2)		0.5
Foreign exchange gain, net of tax	(9.2)		(0.1)
Non-cash 3.5% convertible debt accretion interest, net of tax	1.6		0.9
Intangible asset amortization, net of tax	4.6		4.2
Share-based compensation, net of tax	2.0		1.7
Loss on early debt retirement, net of tax	0.2		0.1
Impairment loss on investment securities	-		1.3
Non-cash GAAP tax expense	0.4		1.9

Adjusted cash earnings	$16.0	(2)	$17.9	(2)

Adjusted cash earnings per share - diluted (2)	$0.30		$0.32

Diluted weighted average shares outstanding	51,240,221		50,575,414

Effect of assumed conversion of convertible debentures (1)	1,501,003		4,163,488
Effect of unrecognized share-based compensation on diluted shares outstanding	1,102,385		1,327,633
Adjusted diluted weighted average shares outstanding	53,843,609		56,066,535

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period. Although the assumed conversion of the 1.625% convertible debentures was not dilutive to the Company's diluted GAAP earnings per share for the periods presented, it was dilutive to the Company's adjusted cash earnings per share. Accordingly, the interest cost and amortization of the convertible debt issuance cost are excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings per share is a non-GAAP measure that should be considered in addition to, and not as a substitute for, earnings per share computed in accordance with U.S. GAAP.

CONTACT:
Euronet Worldwide, Inc.
Lisa K. Loebl, +1-913-327-4224